SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Scientific Learning Corporation

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SCIENTIFIC LEARNING CORPORATION

300 Frank H. Ogawa Plaza, Suite 600

Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2006

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation (the “Company”), will be held on Tuesday, June 6, 2006, at 10:00 a.m. local time at the Company’s principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

1. To elect three directors to hold office until the 2009 Annual Meeting of Stockholders.

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 12, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Linda L. Carloni

LINDA L. CARLONI

Vice President, General Counsel

and Secretary

Oakland, California

May 3, 2006

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION

300 Frank H. Ogawa Plaza, Suite 600

Oakland, CA 94612-2040

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 6, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Scientific Learning Corporation (sometimes referred to as the “Company” or “Scientific Learning”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 3, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 12, 2006 will be entitled to vote at the annual meeting. On this record date, there were 16,794,909 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2006 your shares were registered directly in your name with Scientific Learning’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2006, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and
•	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2006.

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How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment, subject to compliance with applicable SEC rules.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

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Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy. If you are not a stockholder of record, you should follow the instructions of your broker or bank. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	You may submit another properly completed proxy card with a later date.
•

You may, prior to the date of the annual meeting, send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must contact the Board’s Nominating and Corporate Governance Committee no later than December 6, 2006. If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040. To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by December 31, 2006. Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 6 and March 8, 2006. You are also advised to review the Company’s Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. We believe that both Proposals will be considered discretionary items.

How many votes are needed to approve each proposal?

•

For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2 (to ratify the selection of Ernst & Young as the Company’s independent registered public accountants for 2006) must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 16,794,909 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board is presently composed of nine members. There are three directors in the class whose term of office expires in 2006. Of the nominees for election to this class, all are currently directors of the Company and were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees will serve until the 2009 annual meeting and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal. The Company’s policy is to invite all directors to attend the Annual Meetings of the Company’s stockholders, but their attendance is not required. Mr. Bowen attended the 2005 Annual Meeting. Historically, few if any stockholders other than employees have attended the Annual Meeting in person.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 31, 2006.

NOMINEES FOR ELECTION FOR A 3-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

Ajit M. Dalvi, age 63, has been a director since July 2000. He is a former senior media executive and recognized cable industry expert in business, marketing and branding strategy. Mr. Dalvi is currently a consultant for several media companies including Cox Communications Inc. He joined Cox Communications in 1982 as its first Marketing Director. He served for 17 years on Cox’s senior management team and retired as the Senior Vice President for Strategy and Programming in June 1999. Mr. Dalvi is also a director of iVillage Inc. Mr. Dalvi holds a B.A from the University of Bombay and an MBA from the Indian Institute of Management.

Carleton A. Holstrom, age 70, is one of our founders and has been a director since February 1996. From February 1996 to January 1997, Mr. Holstrom also served as our Chief Financial Officer. Mr. Holstrom retired in 1987 as Senior Vice President-Finance of The Bear Stearns Companies. He is a director of Protalex, Inc., a development stage biopharmaceutical drug development company, and of the Custodial Trust Company, and a trustee, overseer or director of a number of non-profit organizations. Mr. Holstrom has served as a member of the Board of Trustees and Board of Governors of Rutgers, the State University of New Jersey, including as chairman and vice-chairman of both. For more than five years, until 2005, he was a member of the Board of Overseers of the College of Letters and Sciences at the University of Wisconsin at Madison. Mr. Holstrom holds a BS in Economics from the University of Wisconsin at Madison and an MA in Economics from Rutgers.

Dr. Paula A. Tallal, age 58, is one of our founders. She has served as a director since inception. She also served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers; she continues to consult with us pursuant to a consulting agreement. Dr. Tallal also consults for Posit Science Corporation, which has licensed certain technology from us. Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities. Dr. Tallal has over 25 years experience managing multi-site, multi-disciplinary federally funded contracts and grants that have resulted in over 150 publications, as well as national and international honors. Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.

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THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

Robert C. Bowen, age 64, joined us as Chairman and Chief Executive Officer in June 2002. From 1989 to 2001, he served as a senior executive at National Computer Systems. His last assignment there, from 1995 to 2001, was as President of NCS Education, a leading provider of enterprise software for K-12 school districts. NCS was acquired by Pearson, PLC in July 2000. After retiring from NCS in 2001, Mr. Bowen consulted for various businesses in education until joining us. Previously, Mr. Bowen held senior executive positions with other leading education and publishing companies, including seventeen years with McGraw-Hill. Early in his career, Mr. Bowen was a high school math teacher, a coach, and a school district administrator. Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.

Joseph B. Martin, MD, PhD, age 67, became a member of our Board of Directors in July 2000. He has served as the Dean of the Faculty of Medicine and Caroline Shields Walker Professor of Neurobiology and Clinical Neuroscience at Harvard Medical School since 1997. From 1993 to 1997, Dr. Martin was the Chancellor of UCSF. Since 1997, he has served as trustee of the Massachusetts Biomedical Research Corporation. Dr. Martin is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Martin also serves as a director of Cytyc Corporation and Baxter International Inc. He holds a BS from Eastern Mennonite College, an MD from the University of Alberta and a PhD in Anatomy from the University of Rochester.

Edward Vermont Blanchard, Jr., age 54, joined us as a director in November 2002. Mr. Blanchard is presently a Senior Advisor to Bear Stearns Merchant Manager III, the manager of the private equity arm of the Bear Stearns Companies Inc. From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions. After leaving Merrill Lynch, during 1999 and 2000, Mr. Blanchard served as Executive Vice President – Strategy & Acquisitions for Bankrate Inc., which provides an on-line service for comparing rate information from providers of financial services. During late 2000 and early 2001, Mr. Blanchard served as Director, Strategic Finance for IntelliTax, a web-based income tax preparation services company. Mr. Blanchard is a Trustee of The Chapin School, Ltd. and the Yorkville Common Pantry. In addition, he is a Trustee of the American Folk Art Museum and a member of its Executive Committee. Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Dr. Michael M. Merzenich, age 63, is one of our founders. He has been a director since inception and served as our Chief Scientific Officer from November 1996 to January 2003. During 1996, Dr. Merzenich served as the CEO and President of the Company. During 1997, Dr. Merzenich worked full-time with the Company during a sabbatical from his faculty position at the University of California, San Francisco (“UCSF”). Since 1971, Dr. Merzenich has been a member of the faculty, and since 1980 a full professor, in Neuroscience, Physiology, Biomedical Engineering and Otolaryngology at UCSF. He is currently the Francis A. Sooy Professor of Otolaryngology at UCSF. During 2004, Dr. Merzenich was on sabbatical from UCSF and worked full-time with Posit Science Corporation, which has licensed certain technology from us and is developing neuroscience based products for health care applications. Dr. Merzenich has more than 25 years of experience in managing large, multidisciplinary brain science/behavior/engineering research projects that have led to commercial products and numerous publications and awards. In May 1999, Dr. Merzenich was elected a member of the National Academy of Sciences for distinguished and continuing achievements in original research. Dr. Merzenich holds a BS in General Science from the University of Portland and a PhD in Physiology from The Johns Hopkins University, with additional training from the University of Wisconsin.

Rodman W. Moorhead III, age 62, has been a director since June 1998. Mr. Moorhead has been employed since 1973 by Warburg Pincus, a global private equity firm (or its predecessors), where he currently serves as Managing Director and Senior Advisor. Mr. Moorhead was nominated to our Board in accordance with rights held by Warburg Pincus Ventures (“Ventures”), relating to an equity agreement. As long as Ventures owns a requisite

6.

percentage of outstanding shares of common stock, the Board must nominate Mr. Moorhead, or another individual designated by Ventures and reasonably acceptable to the Board, and use its best efforts to cause Mr. Moorhead or such other individual to be elected to the Board. See “Certain Transactions.” Mr. Moorhead is a director of Coventry Health Care, Inc. and 4GL School Solutions. He is Chairman of the Board of The Taft School, a member of the Overseers’ Committee on University Resources at Harvard College, and Co-Chairman of Stroud Water Research Center. Mr. Moorhead holds an AB in Economics from Harvard College and an MBA from Harvard Business School.

David W. Smith, age 61, became a member of our Board of Directors in July 2004. Mr. Smith currently serves as Executive Chair at Plato Learning, Inc., a publicly held educational software company. Before being appointed Executive Chair, he served Plato as the Interim CEO from November 2004 to March 1, 2005, and before that, as a Business Consultant. From September 2000 to December 2002, Mr. Smith was Chief Executive Officer of NCS Pearson, a provider of products, services and technologies to customers in education, government, and business. He also served as President of the NCS Assessment and Testing Services from April 1988 to September 2000. Prior to NCS, Mr. Smith was a senior executive with McGraw Hill Corporation’s Training Systems and College Divisions which publish professional, technical and scholarly books and materials. Mr. Smith serves on the Boards of Directors of Capella Education Company, Inscape Publishing, 4GLSchool Solutions and Plato Learning. Mr. Smith holds an MBA from the University of Iowa, as well as a BA and MA from Southern Illinois University.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions and relationships between each director, or certain of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that Mr. Blanchard, Mr. Dalvi, Mr. Holstrom, Dr. Martin, Mr. Moorhead and Mr. Smith are independent directors within the meaning of the applicable Nasdaq listing standards.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met six times during the last fiscal year. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively, except for Dr. Merzenich, who attended 60% of such meetings.

7.

Our Board has five committees: an Audit Committee, a Compensation Committee, a Marketing Committee, and Nominating and Corporate Governance Committee, and a Science and Research Committee. The Marketing Committee was established in October 2005 and did not meet until 2006. The following table provides membership and meeting information for 2005 for each of the Board committees:

Director	Audit Committee	Compensation Committee	Marketing Committee	Nominating and Corporate Governance Committee	Science and Research Committee
Robert C. Bowen			Member	Ex-officio
Edward Vermont Blanchard, Jr.	Chair
Ajit Dalvi	Member		Chair		Member
Carleton A. Holstrom	Member	Member		Member
Joseph B. Martin, MD, PhD					Chair
Michael M. Merzenich, PhD					Member
Rodman W. Moorhead III		Chair		Chair
David W. Smith		Member	Member	Member
Paula A. Tallal, PhD			Member	Member	Member

Total meetings in 2005	12	4	0	3	4

Below is a description of each committee of the Board of Directors. The charter of each committee can be found at our corporate website, on the World Wide Web, at scientificlearning.com/corporategovernance.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and the Company’s quarterly financial statements.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards. The Board of Directors has determined that Mr. Blanchard and Mr. Holstrom each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

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COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors oversees the Company’s compensation policies, plans and programs. The Compensation Committee reviews and approves the Company’s overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; considers the recommendation of the Company’s Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers the Company’s employee equity plans. The Committee also has a Single Person Equity Grant Committee, which is composed of Mr. Bowen and may award equity grants to employees who are not officers, subject to numerical limits and other parameters established by the Compensation Committee from time to time. The Board of Directors has determined that all members of the Company’s Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

MARKETING COMMITTEE

The Marketing Committee of the Board of Directors provides oversight of the Company’s marketing strategy and its implementation. The Marketing Committee assists in defining the Company’s strategic marketing goals and objectives, reviews the Company’s marketing strategy, plan, resources and research, offers advice and counsel with respect to marketing staffing and organization, and reviews and advises on the Company’s business model.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and the Company’s corporate governance functions. The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board. The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors. The Board has determined that Mr. Holstrom, Mr. Moorhead and Mr. Smith are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards; Dr. Tallal is not independent. Mr. Bowen serves on the Committee in an advisory, non-voting capacity.

The Board has established guidelines for evaluating nominees for director. The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment. The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board. The Board also considers the candidate’s commitment to staunchly representing the long-term interests of the Company’s stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years. The Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, and such other sources as the Committee believes appropriate. The Committee may also retain a search firm if the Committee believes that to be appropriate. The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate. The Committee has the flexibility to determine the most appropriate interviewing and referencing process. The Committee recommends nominees to the independent members of the Board. A majority of the independent members of the Board select the nominees. These nominations are then submitted for ratification by the full Board.

9.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. To date, the Committee has not received any director nominee from stockholders, other than from stockholders who are directors. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. The Committee will also evaluate whether candidates suggested by stockholders are identified with any particular issue to such an extent that their ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at the Company’s principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if nominated; and the name and contact information of the stockholders suggesting the nominee, and the number of shares of the Company’s stock held by those stockholders.

SCIENCE AND RESEARCH COMMITTEE

The Science and Research Committee of the Board provides guidance and oversight with respect to the scientific and research activities of the Company and reviews and approves the Company’s strategy and policy on scientific and research matters. The Committee reviews the Company’s research plans, ongoing research projects, interactions with academic and independent research organizations, research resources, and presentation of the results of research. The Committee also provides input on emerging science that may impact the Company’s products and market and reviews the Company’s policies on research matters, including policies relating to ethics, research misconduct, and human subjects.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on the Company’s website on the World Wide Web at scientificlearning.com/corporategovernance.

CODE OF ETHICS

The Company has adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees. The policies are available on our website at the address stated above. If the Company makes any substantive amendments to these Policies or grants any waiver from the Policies to any executive officer or director, the Company may disclose the nature of the amendment or waiver on its website.

10.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 with management. In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed the independence of Ernst & Young LLP with them.

Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair

Ajit M. Dalvi

Carleton A. Holstrom

11.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young, LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and the Board of Directors has directed that management submit the selection of the firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since its inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required. However, the Board is submitting the selection of Ernst & Young for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and 2004 by Ernst & Young.

	Fiscal Year Ended
	2005	2004
Audit Fees (annual audit, reviews of quarterly financial statements, reviews of SEC filings; includes $95,930 and $387,000 in 2005 and 2004, respectively, for restatement)	$906,931	$862,900
Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	21,110	6,500
Tax Fees (preparation of federal, state and local returns, consultations with respect to tax planning and compliance issues)	11,114	1,800
All Other Fees (E&Y online services)	2,500	5,000
Total Fees	$893,675	$876,230

All fees described above were approved by the Audit Committee prior to engagement of the auditor to perform the service. None of the services provided above were pre-approved pursuant to the “de minimis exception” to the requirements of pre-approval for permitted non-audit services.

Pre-Approval Policies and Procedures

The Audit Committee or the Chair of the Committee, who has been delegated the authority to do so, pre-approves the services rendered by Ernst & Young. If the Chair pre-approves fees, that pre-approval is reported to the full Committee at its next meeting. Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the auditor’s independence.

12.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of March 20, 2006 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Executive Officer”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Shares Beneficially Owned (1)
Beneficial Owner	Number	Percent
Warburg, Pincus Ventures, LP (2)	9,036,638	49.7%
466 Lexington Avenue
New York, NY 10017
Trigran Investments, Inc. (3)	1,617,534	9.6%
3201 Old Glenview Road, Suite 235
Wilmette, Illinois 60091
Robert C. Bowen (4)	1,041,123	6.1%
Edward Vermont Blanchard, Jr. (5)	176,552	1.1%
Ajit M. Dalvi (6)	25,000	*
Carleton A. Holstrom (7)	309,171	1.8%
Dr. Joseph B. Martin (8)	44,790	*
Dr. Michael M. Merzenich (9)	467,568	2.8%
Rodman W. Moorhead III (2)(10)	9,036,638	49.7%
David W. Smith (11)	13,134	*
Dr. Paula A. Tallal (12)	597,320	3.6%
Linda L. Carloni (13)	120,149	*
Glenn G. Chapin (14)	131,308	*
Jane A. Freeman (15)	228,325	1.3%
Dr. William M. Jenkins (16)	280,202	1.7%

All directors and executive officers as a group	12,511,285	65.6%
(14 persons) (17)

_____________
* Less than one percent

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,791,159 shares outstanding on March 20, 2006, adjusted as required by rules promulgated by the SEC.

(2)

Includes 7,661,638 shares owned and 1,375,000 shares issuable upon the exercise of immediately exercisable warrants issued in March 2001. The stockholder is Warburg, Pincus Ventures, L.P. (“WPV”). Warburg Pincus & Co. (“WP”) is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC (“WP LLC”). Mr. Moorhead, a director of the Company, is a managing director and member of WP LLC and a general partner of WP. Mr. Moorhead may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares beneficially owned by WPV.

(3) Includes 1,201,000 shares held by Trigran Investments, L.P. and 416,534 shares held by Trigran Investments, L.P. II. Trigran Investments, Inc. is the general partner of both these partnerships. Douglas Granat and Laurence Oberman are the controlling shareholders and sole directors of Trigran Investments, Inc.

(4)

Includes 807,790 shares owned by Mr. Bowen and 233,333 shares subject to stock options that are or will be exercisable by May 19, 2006. Certain of Mr. Bowen’s options have vesting that accelerates on the achievement

13.

of certain stock price targets, none of which have yet been met. These options are not included in this table. See Employment Agreement below.

(5)

Includes 138,552 shares held by Mr. Blanchard, 3,000 shares held by his children and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries. Also includes 20,000 shares subject to exercisable stock options.

(6)	Includes 25,000 shares subject to exercisable stock options.
(7)

Includes 114,856 shares held directly by Mr. Holstrom and 154,315 shares held by the Holstrom Family Partnership. Also includes 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Holstrom is a trustee. Mr. Holstrom disclaims beneficial ownership of the securities held in this trust. Includes 25,000 shares subject to exercisable stock options.

(8)

Includes 17,790 shares held by the Martin Living Trust and 2000 shares held by the Martin Family Trust, Community Property. Dr. Martin is a trustee of both trusts. Also includes 25,000 shares subject to exercisable stock options.

(9)	Includes 391,255 shares held directly or in a living trust, 61,313 shares held by the Merzenich Charitable Remainder Trust, and 15,000 shares subject to exercisable stock options.
(10)

All shares indicated as owned by Mr. Moorhead are included because of his affiliation with the Warburg Pincus entities. Mr. Moorhead disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. See Note 2 above.

(11)	Includes 3,134 shares held by Mr. Smith and 10,000 shares subject to exercisable stock options.
(12)

Includes 448,987 shares held directly by Dr. Tallal, 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee, and 15,000 shares subject to exercisable stock options. Dr. Tallal disclaims beneficial ownership of the shares held by the trust.

(13)	Includes 7,859 shares held by Ms. Carloni and 112,290 shares subject to stock options that are or will be exercisable as of May 19, 2006.
(14)	Includes 24,434 shares held by Mr. Chapin and 106,874 shares subject to stock options that are or will be exercisable as of May 19, 2006.
(15)	Includes 29,786 shares held by Ms. Freeman and 198,539 shares subject to exercisable stock options that are or will be exercisable as of May 19, 2006.
(16)	Includes 204,995 shares held by Dr. Jenkins and 75,207 shares subject to stock options that are or will be exercisable as of May 19, 2006.
(17)

Includes the information in notes (1) through (16), as applicable. Also includes for the other executive officer included in the group: 3,131 shares held by such officer and 51,874 shares subject to stock options that are or will be exercisable by May 19, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

14.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Each non-employee director of the Company who is not a representative of a major stockholder receives an annual retainer of $10,000 plus meeting fees of $1,000 per meeting attended. Upon joining the Board, a new director receives a pro-rated portion of that year’s annual retainer. Chairs of the Board Committees receive an additional annual retainer of $10,000 for the Chair of the Audit Committee and $2,000 for the Chair of each other committee, so long as that Chair is not an employee or representative of a major stockholder. The retainers and meeting fees are paid, at the individual director’s direction, either in cash or in shares of Common Stock of the Company issued pursuant to the Company’s 1999 Equity Incentive Plan, as amended.

If the director elects to receive a retainer in stock, the number of shares is determined by dividing the amount of the retainer by the fair market value of the Common Stock on the date of the retainer award. If a director elects to receive meeting fees in stock, the director is paid in July for the preceding August through July period, and the number of shares is determined by dividing the cash amount of the meeting fees by the average Common Stock price at the regular meeting dates over that period. Fees to directors payable in the fiscal year ended December 31, 2005 totaled $87,000 in cash and 10,896 shares of Common Stock. Members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Each non-employee director who is not a representative of a major stockholder of the Company also receives nonstatutory stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. The Plan provides for the automatic issuance of nonstatutory stock options to each “non-employee director,” which is defined as a director who is not an employee of the Company or a Company affiliate or a holder or representative of a holder of 10% or more of the Company’s capital stock. Directors Blanchard, Dalvi, Holstrom, Merzenich, Martin, Smith and Tallal are presently eligible for grants under the Directors’ Plan. Upon first being elected or appointed to the Board, a new non-employee director is granted an option to purchase 5,000 shares of the Company’s Common Stock. In addition, on each anniversary of the Company’s initial public offering, each eligible non-employee director is granted an option to purchase an additional 5,000 shares of the Company’s Common Stock. Options granted under the Plan are fully vested and exercisable at the time of grant. The exercise price of options is 100% of the fair market value of the stock subject to the option on the date of the grant. The term of the options is five years, subject to earlier termination if the director leaves the Company.

During the last fiscal year, on July 22, 2005, the Company granted options under the Directors’ Plan to directors Blanchard, Dalvi, Holstrom, Martin, Merzenich, Smith and Tallal for 5,000 shares each, at an exercise price per share of $6.29. The exercise price of each option was equal to the fair market value of such Common Stock as of the date of grant (calculated under the plan as the closing sales price reported for the day prior to the date of grant). During 2005, directors Holstrom and Martin each exercised options for 5,000 shares each that had been granted under the Directors’ Plan.

Dr. Tallal also serves as a consultant to the Company and was paid $75,600 in consulting fees for 2005.

15.

Executive Officers

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and the four other most highly paid executive officers of the Company at December 31, 2005 (“Named Executive Officers”):

	Annual Compensation (1)			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options (2)(#)	All Other Compensation ($)

Robert C. Bowen	2005	293,750	—	50,000	—
Chairman of the Board and	2004	275,000	$137,500	—	—
Chief Executive Officer	2003	275,000	$130,630	—	—

Jane A. Freeman (3)	2005	216,750	17,246	40,000
Senior Vice President, Chief	2004	208,564	87,640	50,000	—
Financial Officer and	2003	190,000	72,150	30,000	—
Treasurer

Linda L. Carloni	2005	194,000	15,435	30,000	—
Vice President, General	2004	185,994	58,844	20,000	—
Counsel and Secretary	2003	180,000	57,380	25,000	—

William M. Jenkins	2005	193,750	15,514	40,000	—
Sr. Vice President, Product	2004	181,756	60,904	20,000	—
Development	2003	175,000	49,880	25,000	—

Glenn G. Chapin	2005	206,000	—	20,000	—
Vice President, Education	2004	200,000	104,333	20,000	—
Sales	2003	192,500	84,690	25,000	—

________________
(1)

In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

(2)

All option grants in this table were made under the 1999 Equity Incentive Plan, have a term of 10 years and vest as to 1/48th of the total shares on a monthly basis from the date of grant. The exercise price per share of each option was equal to the fair market value of the Common Stock as determined by the board of directors on the date of grant.

(3)	Ms. Freeman was promoted to Senior Vice President in January 2004.

16.

Stock Option Grants and Exercises

The Company has granted options and restricted stock units to its executive officers under its 1999 Equity Incentive Plan (the “Incentive Plan”) and under the 2002 CEO Plan (the “CEO Plan”). As of March 20, 2006, options to purchase and restricted stock units representing a total of 3,349,186 shares were outstanding under the Incentive Plan and 492,014 shares remained available for grant thereunder. As of March 20, 2006, there were no options outstanding under the CEO Plan and options to purchase 47,398 shares remained available for grant thereunder. In the event of specified mergers or consolidations, all outstanding options and awards under these plans either will be assumed or substituted for by any surviving entity or, if the surviving entity determines not to assume or substitute for the options and awards, the vesting of these options and awards will be accelerated and the options and awards will be terminated upon the change in control if not previously exercised. In the event of an acquisition of securities representing at least 50% of our combined voting power, the vesting of options and awards will be accelerated immediately upon the occurrence of this event. The acceleration of options and awards in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

The following tables show, for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Or Base Price ($/Sh) (3)	Expira- tion Date	5% ($)	10% ($)
Mr. Bowen	50,000	9.3%	5.64	3/14/2015	$177,348	$449,435
Mr. Chapin	20,000	3.7%	5.64	3/14/2015	$70,939	$179,774
Ms. Freeman	40,000	7.4%	5.64	3/14/2015	$141,879	$359,548
Ms. Carloni	30,000	5.6%	5.64	3/14/2015	$106,409	$269,661
Dr. Jenkins	40,000	7.4%	5.64	3/14/2015	$141,879	$359,548

_____________
(1)

The options described above were granted under our Incentive Plan and have a term of ten years, subject to earlier termination upon termination of employment. For the vesting of such options, see note 2 to the Summary Compensation Table.

(2)	Based on an aggregate of 517,497 shares subject to options granted to our employees in 2005, including the Named Executive Officers.
(3)	The exercise price per share of the options was equal to the fair market value of the common stock on the date of grant, determined under the Incentive Plan.
(4)

The potential realizable value is based on the term of the option at its time of grant, in this case, ten years. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the

17.

Company’s common stock and no gain to the optionee is possible unless the stock price increases over the option term.

The following table sets forth for each of the Named Executive Officers the number of shares received upon exercise of options during 2005, the aggregate dollar value realized upon such exercise, and the number and value of securities underlying unexercised options held by such Named Executive Officer at December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Bowen	—	—	196,875	853,125	$798,750	$3,461,250
Mr. Chapin	—	—	101,041	33,959	$255,001	$27,449
Ms. Freeman	—	—	187,708	67,292	$395,927	$33,073
Ms. Carloni	—	—	105,416	42,084	$96,876	$27,449
Dr. Jenkins	—	—	67,291	50,209	$96,876	$27,449
_________________
(1)	Based on the difference between the exercise price and the fair market value of the common stock at close of market on December 31, 2005, which was $5.65.
(2)

In accordance with the rules of the SEC, the calculation is based on the difference between the exercise price and the fair market value of the common stock at exercise. Actual value realized, if any, is dependent on when the shares obtained on exercise of the option are sold.

Employment Agreement

On May 31, 2002, the Company entered into an Executive Employment Agreement with Mr. Bowen (the “Bowen Agreement”) relating to his employment with the Company as its Chief Executive Officer. The key terms and conditions of this agreement are as follows:

Salary. The Bowen Agreement provides for payment of an annualized base salary of $275,000 (the “Base Salary”), subject to standard payroll and withholding deductions. Effective April 1, 2005, Mr. Bowen’s salary was increased to $300,000.

Bonus. The Bowen Agreement originally provided that for each of 2002 and 2003, assuming Mr. Bowen was acting as CEO at the end of the applicable year, Mr. Bowen was eligible for a bonus as follows: (i) 25% of the Base Salary for meeting minimum goals as established in writing by the Board; (ii) an additional 25% of the Base Salary for exceeding those goals by an amount defined by the Compensation Committee (“the Business Plan”); and (iii) up to an additional 50% of the Base Salary, with no minimum, as determined by the Board. The Bowen Agreement originally provided further that for 2004 and thereafter, Mr. Bowen would be eligible for a bonus as follows: (x) 50% of the Base Salary for meeting the Business Plan, (y) an additional 25% of the Base Salary for exceeding, by an amount defined by the Compensation Committee, the Business Plan; and (z) up to an additional 25% of the Base Salary, with no minimum, as determined by the Board. For 2003 and future years, the Board and Mr. Bowen have amended the Bowen Agreement so that Mr. Bowen’s bonus is not based on the Bowen Agreement, but is determined under the Management Incentive Plan for the applicable year that also covers a broad group of the Company’s management.

Equity Compensation. Pursuant to the Bowen Agreement, the following options were granted to Mr. Bowen on June 4, 2002: (i) a nonstatutory stock option under the Incentive Plan to purchase 750,000 shares of the Company’s Common Stock at $1.39 per share (the “Performance Option”). This option vests in full on June 4, 2008, subject to acceleration as to one-quarter of the shares if the Company’s stock trades for 10 consecutive market trading days above each of the following prices: $7.50, $10.00, $15.00 and $20.00; (ii) a nonstatutory stock option

18.

under the Incentive Plan to purchase 100,000 shares of the Company’s Common Stock at $1.39 per share, which was fully vested on the date of grant; (iii) a nonstatutory stock option under the CEO Plan to purchase 423,190 shares of the Company’s Common Stock at $1.1815 per share, which was fully vested on the date of grant; and (iv) a nonstatutory stock option under the Incentive Plan to purchase 500,000 shares of the Company’s Common Stock at $1.39 per share. One-quarter of the shares subject to this option vested on June 4, 2003 and the remaining shares vest monthly thereafter over the next 36 months.

Effect of a Change of Control. For purposes of the Bowen Agreement, a Change of Control is generally defined as (i) the approval of a plan of complete dissolution or liquidation, or (ii) subject to certain exclusions and limitations, any transaction as a result of which Warburg Pincus L.P., together with its affiliates, holds a smaller percentage of the outstanding voting power of the Company than any other investor. Upon a Change of Control, assuming Mr. Bowen’s employment with the Company has not earlier terminated, all shares underlying options granted to Mr. Bowen shall be exercisable in full, with the exception of unvested shares underlying the Performance Option; provided, however, that in connection with a Change of Control in which the consideration per share paid to holders of the Company’s Common Stock exceeds one or more of the vesting price targets, shares underlying the Performance Option will be exercisable as if such vesting price targets were met, without regard to the consecutive market trading day requirement. The acceleration of purchase rights in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Termination. If Mr. Bowen is terminated without cause (as defined in the Bowen Agreement) prior to May 31, 2008, Mr. Bowen shall receive severance benefits in the amount of the lesser of (i) two times Mr. Bowen’s annual base salary or (ii) the base salary Mr. Bowen would have earned had he continued his employment until May 31, 2008. If Mr. Bowen is terminated for cause (as defined in the Bowen Agreement), Mr. Bowen will be entitled to no severance benefits under the Bowen Agreement.

Non-interference. While employed by the Company and for two years thereafter, Mr. Bowen agrees not to (i) solicit or otherwise cause any employee of the Company to terminate employment with the Company in order to become affiliated with a competitor of the Company or (ii) solicit the business of any customer of the Company that was, within a year of Mr. Bowen’s termination, listed on the Company’s customer list.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,380,325	$4.26	755,655
(1)	All of the Company’s equity compensation plans have been approved by the stockholders.

19.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. The Compensation Committee is responsible for overseeing the Company’s overall compensation policies and programs on behalf of the Board. As part of its duties, the Compensation Committee is responsible for determining the compensation of the Company’s executive officers. The Compensation Committee also administers and grants awards under the Company’s 1999 Equity Incentive Plan and makes recommendations to the Board with respect to modifications in the Company’s equity plans, compensation of the Board of Directors, and other compensation matters.

Compensation Philosophy and General Principles

The goals of the Company’s executive compensation program are to structure compensation to focus executives on the Company’s most important strategic and operating objectives; to align compensation with personal and corporate performance; and to provide appropriate levels of risk and reward. The Committee seeks to link rewards to measurable corporate performance and to objective and subjective measures of individual performance. The Committee’s performance measures are designed to further the Company’s annual operating and long-term strategic plans and to incent management to build long-term stockholder value, while avoiding undue emphasis on short-term market value. Key elements of this philosophy are as follows:

•

To ascertain that it is paying its executives competitively, the Company periodically compares its executive compensation to software companies with comparable revenue as well as with other educational technology companies. We use a national geography for comparison, with an emphasis on the San Francisco Bay Area. The Company compares its compensation with both of these groups (1) because the Company competes with both for talent, and (2) in order to include a comparison group with companies of similar size. (Most public educational technology companies are considerably larger than the Company.) The Committee also periodically evaluates executive compensation for internal pay equity.

•

The Committee periodically retains independent consultants, engaged by and reporting directly to the Committee, to evaluate its compensation practices, and also uses commercially available independent compensation surveys.

•	The Committee believes that perquisites should not be a significant component of compensation, and as result, the Company’s executive perquisites are minimal.
•

The Company’s executives are eligible for the same retirement plan as is offered to all employees, which is a 401(k) plan that presently does not include a Company match. The Company does not provide any other retirement or deferred compensation arrangements for its executives.

•

The Company provides short-term incentives to its executive officers and other management employees through the use of annual cash bonuses. Cash bonuses are awarded based on the achievement of Company financial objectives, individual performance objectives structured to further the Company’s strategic and operating goals, and the individual’s overall contribution to the business.

•

The Company’s executive base salaries are generally slightly lower than median levels of its comparative group. The Company’s performance-based cash incentives are generally at or slightly above the median levels of its comparative group, with the result that total cash compensation is positioned at approximately median levels for its comparative group, for performance that achieves the Board’s expectations. Officers have the potential for higher than median cash compensation when performance exceeds targeted levels.

•

The Company provides long-term incentives through the use of equity awards targeted at the median comparative levels to motivate executives over the long term to respond to the Company’s business challenges

20.

and opportunities as owners and not just as employees and to reward them for building shareholder value. Historically, the Company has used stock options as its primary long-term equity vehicle. In 2006, the Company awarded restricted stock units instead of stock options.

•

To further align the executive officers’ interests with those of the Company’s stockholders, the Committee structured the equity arrangements for the Company’s CEO to encourage him to hold a meaningful position in the Company’s stock. In addition, the Company has adopted guidelines establishing recommended minimum stock ownership levels for its directors and officers, which are being phased in over an initial five-year period.

•

When evaluating any particular element of compensation, the Committee does not consider that element in isolation but rather takes into account all components of compensation to arrive at an appropriate total package.

Executive Compensation – 2005 and Decisions for 2006

Process. The Committee’s current practice is to conduct a comprehensive review of officer compensation at its first regular meeting of each year, in conjunction with the full Board’s evaluation of the CEO’s performance for the year. As part of the process, the CEO provides the Committee with his evaluations of and compensation recommendations for the other executive officers.

In spring 2005, the Committee retained an independent consulting firm, Compensia, to assist it in evaluating officer compensation. The primary purposes of Compensia’s engagement were to confirm that the Company’s executive compensation practices were reasonable generally and relative to those of appropriate comparative peer groups and were properly structured to implement the Company’s compensation philosophy. In the course of its spring 2005 review, among other things, the Committee analyzed, for each executive, the total compensation and benefits provided to that executive (or that could become payable under various hypothetical scenarios, such as significant stock price increases and termination of employment), compensation data provided by the Committee’s consultant for comparative peer groups identified by the consultant, and an analysis of internal pay equity, which compared the Chief Executive Officer’s total cash compensation to that of the other members of the executive leadership team and the Company’s employees.

Base Salary. The Committee annually reviews the executive officers’ base salaries. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge, and competitive pay practices.

In spring 2005, the Company’s consultant assisted in this review. As a result of the spring 2005 review, the Committee increased the base salaries of its executive officers in amounts ranging from 4% to 9%. The larger percentage adjustments reflected both merit increases recognizing individual performance and market adjustment increases to bring the salaries into better alignment with competitive salary levels.

In March 2006, the Committee again reviewed the executive officers’ salaries. Mr. Bowen recommended that, because of the Company’s disappointing sales results during 2005 and to control costs, the executive officers’ base salaries should not be increased for 2006. The Committee accepted that recommendation, and determined that the executive officers’ base salaries for 2006 would remain the same as in 2005.

Cash Incentive Compensation. In March 2005, the Committee approved the Company’s 2005 Management Incentive Plan. The Plan provided for cash bonuses upon the achievement of specified Company and individual goals. Individual goals were generally both qualitative and quantitative, so that the Committee’s determination of individual goal achievement generally involves both subjective judgment and objective measurements. For 2005, the Company goals related to booked sales and operating cash flow. Operating cash flow was defined as cash flow from operating and investing activities, determined according to generally accepted accounting principles, but excluding repayment of management loans and accrued interest. Bonus potential was allocated 40% to the booked sales goal, 30% to the operating cash flow goal and 30% to individual performance. At 100% goal achievement, officers were eligible to receive a bonus of between 30% and 50% of base salary. If the hurdle level for a given goal was reached, 50% of the target bonus for that goal was earned and if the maximum over-achievement level for the goal was

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reached, 200% of that goal’s target bonus became payable. The hurdle, target and maximum overachievement levels for the Company goals were:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level
Operating cash flow	$5.4 million	$7.4 million	$8.5 million
Booked sales	$45.0 million	$48.7 million	$52.5 million

The Company did not meet its operating cash flow or booked sales goals under the Plan in 2005. Accordingly, no payments were made under the Plan with respect to the financial goals. The Committee assessed individual performance separately for each officer, taking into account individual goal achievement, individual contribution to the business, the CEO’s recommendations and the Company’s sales performance during 2005. Bonuses to executive officers ranged from 0% to 7.9% of salary. The total bonus payment to executive officers averaged 15.8% of total bonus potential at target. The payment under the 2005 Management Incentive Plan to each Named Executive Officer is included in the Summary Compensation Table above.

The Committee approved a similar Management Incentive Plan for 2006. The bonus potential percentages remain the same as in 2005. The Company goals for 2006 are booked sales and operating cash flow, with the following hurdle, target and maximum levels:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level
Adjusted cash flow	Break even	$2.5 million	$5.4 million
Booked sales	$38.0 million	$47.5 million	$50.0 million

Long-Term Equity Incentives. The Company has historically made equity grants to executive officers when the executive first joins the Company, on a periodic basis to provide additional long-term incentives, and in connection with a significant change in responsibilities. The number of shares covered by each equity grant is based upon anticipated future contributions, past performance, levels of responsibility, prior experience, breadth of knowledge and competitive equity compensation practices, as well as the current equity position of the executive.

In March 2005 and March 2006, the Committee evaluated the level of outstanding equity incentives for its executive officers. The March 2005 review included competitive data and recommendations provided by its consultant. In both years, the Committee determined that it was appropriate to grant additional equity awards to its executive officers. In 2005, the Committee granted options for a total of 280,000 shares to all executive officers (nine persons). All of these options vest in monthly installments over four years. Because the options were granted at the fair market value of the underlying stock on the date of grant, the options only have value for the executives if the stock price appreciates after the grant. In 2005, options granted to executive officers equaled approximately 1.7% of then-outstanding shares.

For 2006, the Committee determined that equity awards to all employees, including executive officers, should be made in the form of restricted stock units rather than stock options. The Committee made this determination after reviewing, among other issues, practices at other companies, impact under FAS 123(R), dilution considerations, relative benefit to employees, and tax treatment. In 2006, the Committee granted restricted stock units to its executive officers (six persons) representing a total of 90,000 shares. The restricted stock units vest over four years, with 25% vesting after 12 months and 12.5% vesting each six months thereafter. These restricted stock units represented approximately 0.5% of the then-outstanding shares at the grant date.

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Chief Executive Officer Compensation

In March 2005 and March 2006, the Committee reviewed all forms of Mr. Bowen’s compensation, including base salary, cash bonus potential, stock ownership, stock options and the potential change of control and severance benefits under Mr. Bowen’s Employment Agreement, which is discussed in detail under the heading Employment Agreement above. This review took into account the performance of the Company under Mr. Bowen’s leadership; Mr. Bowen’s individual performance, experience and expertise; and pay practices in the Company’s comparative groups.

Base Salary. Mr. Bowen’s 2004 base salary was the salary originally set when Mr. Bowen joined the Company as its Chief Executive Officer in June 2002. As a result, in March 2005 the Committee determined that Mr. Bowen’s base salary was significantly below the median comparative level. In light of the Company’s significant growth since Mr. Bowen joined the Company, the pay practices in the Company’s comparative groups, Mr. Bowen’s level of responsibility, his extensive prior experience in K-12 education and his breadth of knowledge, in March 2005 the Committee determined that Mr. Bowen’s salary should be increased by 9%. The Committee set Mr. Bowen’s base salary at $300,000, effective April 1, 2005. In March 2006, the Committee determined that, in light of the Company’s disappointing sales performance in 2005 and to control costs, Mr. Bowen’s base salary, like the salaries of the other executive officers, would not be increased for 2006.

Cash Incentive Compensation. For 2005, Mr. Bowen was eligible for cash incentive compensation under the 2005 Management Incentive Plan discussed above. Because of his level of responsibility, a greater proportion of Mr. Bowen’s total potential cash compensation is incentive-based than is the case for most of the other executive officers. As discussed above, the Company did not meet its financial goals under the 2005 Plan. Because of the Company’s disappointing sales performance in 2005, Mr. Bowen recommended to the Committee that he not be paid any bonus based on his individual achievement under the 2005 Plan. The Committee agreed with this recommendation, so that Mr. Bowen received no cash incentive compensation for the 2005 year.

Long-Term Equity Incentives. In 2002 when he joined the Company, Mr. Bowen and the Committee agreed that equity incentives would constitute a significant part of his compensation package. At that time, Mr. Bowen was granted options to purchase a total of 1,773,190 shares. Of these options, 423,190 shares, approximately 24%, were granted in a fully vested option with an exercise price at a 15% discount to the then-current market value and an exercise term of only one year. The Committee intended this option to encourage Mr. Bowen to promptly acquire a substantial ownership stake in the Company. Mr. Bowen was also granted an option to purchase 100,000 shares in a fully vested option and 500,000 shares in an option that vests over four years, both with an exercise price at the then-current market value and the Company’s standard ten-year exercise term. Of these options, Mr. Bowen has exercised and holds 773,190 shares. Options for an additional 750,000 shares, 42% of the total options then granted, were granted with a vesting schedule that accelerates upon the achievement of certain target levels of market price for the Company’s common stock. These target levels range from $7.50 to $20.00 per share, significantly in excess of the Company’s per share price at the time Mr. Bowen was hired and still in excess of the Company’s per share price on March 20, 2006, so that none of these options have yet vested. This option is intended to provide additional motivation for Mr. Bowen to substantially increase stockholder value and to make significant compensation conditioned on achieving such an increase. If the stock price targets are not met, the option will vest after seven years, if Mr. Bowen still then remains employed by the Company.

In the March 2005 comprehensive compensation review, the Committee granted Mr. Bowen an additional option for 50,000 shares. Like the options granted to the other executive officers at the time, this option vests in monthly installments over four years. Because it was granted at the fair market value of the underlying stock on the date of grant, the option only has value for Mr. Bowen if the stock price appreciates after the grant. The Committee granted this option after evaluating the Company’s significant growth, particularly in booked sales and cash flow, since Mr. Bowen joined the Company, the pay practices in the Company’s comparative groups, and the advice of its consultant. In March 2006, the Committee determined not to grant Mr. Bowen a restricted stock unit award based on, among other factors, its determination that Mr. Bowen’s existing equity compensation already provided sufficient long-term incentive.

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Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The Compensation Committee believes that stock options granted under the Company’s 1999 Equity Incentive Plan and Milestone Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant shall be treated as “performance-based compensation.” Provisions contained in these Plans, allow any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

From the members of the Compensation Committee of Scientific Learning Corporation.

Rodman W. Moorhead, III, Chair

Carleton A. Holstrom

David W. Smith

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PERFORMANCE MEASUREMENT COMPARISON

The following chart compares the cumulative total stockholder return of Scientific Learning Common Stock for the five years ended December 31, 2005 with the cumulative total return during the same period of (i) the NASDAQ Composite Market Index and (ii) a Scientific Learning constructed peer group index. The companies in the peer group index were selected on the basis of similarity in the nature of their business. At December 31, 2005, the peer group included Excelligence Learning, Plato Learning, Inc., Princeton Review, Renaissance Learning Inc., Inc. and Scholastic Corporation, the same as at December 31, 2004 and December 31, 2003.

Over the last five years, the peer group has changed from time to time because of acquisitions, changes in business, and other changes affecting peer group companies. This table shows these changes:

Members of Peer Group	Tenure in Peer Group
Excelligence	Added to peer group during 2001 upon its public offering
Harcourt General, Inc.	Removed from peer group during 2001 upon its acquisition
Lightspan, Inc.	Removed from peer group during 2000 upon its acquisition
Princeton Review	Added to peer group during 2001 upon its public offering
Riverdeep	Removed from peer group during 2002 because its stock was moved from the Nasdaq to the Irish Stock Exchange
Smart Force	Removed from peer group during 2002 upon its acquisition
Student Advantage	Removed from peer group during 2002 when in the process of negotiating its sale
Sylvan Learning Systems, Inc.	Removed from peer group during 2003 because it changed the nature of its business.

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The comparison assumes $100 was invested on December 31, 2000 in Scientific Learning Common Stock and in each of the foregoing indices. It also assumes reinvestment of dividends. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Compensation Committee consists of Mr. Holstrom, Mr. Moorhead and Mr. Smith. None of the members of the Compensation Committee has been an officer or employee of the Company, except that Mr. Holstrom served as the Company’s Chief Financial Officer from February 1996 to March 1997. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee. Mr. Moorhead is affiliated with Warburg Pincus and its related entities, which have engaged in a number of transactions with the Company. These transactions are described below, under “Certain Transactions.”

CERTAIN TRANSACTIONS

Loan Guaranty Transactions Involving Warburg Pincus

In March 2001, the Company entered into a $15 million unsecured revolving line of credit with Fleet National Bank. WPV, Inc., an affiliate of Warburg, Pincus Ventures, the Company’s largest stockholder, provided an unlimited guaranty for the facility. In consideration of the guaranty, the Company issued WPV a warrant to purchase 1,375,000 shares of the Company’s common stock with an exercise price of $8.00, expiring March 9, 2008. The Company also agreed to reimburse WPV for any amounts it might be required to pay in satisfaction of the loan, granted WPV a security interest in substantially all of its assets, and amended the Company’s Registration

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Rights Agreement to include shares issuable on exercise of the warrant as Registrable Securities. The estimated value of the warrants was $3.6 million as of the date of issuance. In March 2002, the Company agreed with the Bank and the Warburg affiliate to extend the term of the line of credit from October 2002 to June 2004.

In September 2003, the Company agreed to reduce the amount available under the Fleet line of credit because the Company did not believe that it had need of the full amount of the line during its limited remaining term. As a result of the reduction in the credit facility, WPV’s guarantee obligation and its obligation to provide a standby letter of credit was reduced to $10,000,000.

In January 2004, the Company terminated the Fleet line of credit and established a new line of credit with Comerica Bank. Until July 30, 2004, that line was partially secured by a letter of credit of $3 million to $4 million provided by WPV. The Company again agreed to reimburse WPV for any amounts drawn or other payments made by WPV under the letter of credit. The Company granted a security interest in all of its assets other than intellectual property, both to Comerica and to WPV; the security interest granted to WPV terminated at the time the letter of credit terminated. The Company also agreed during the term of the letter of credit not to restrict its ability to grant a security interest on intellectual property.

Posit Science Corporation

In September 2003, we signed an agreement with Neuroscience Solutions Corporation, which has been re-named Posit Science Corporation (“PSC”), transferring technology to PSC for use in the health field. The transaction includes a license of the patents we own, a sublicense of the patents we license from others, the license of certain software we developed, and the transfer of assets related to certain research projects. All of the rights licensed to PSC are limited to the health field and most are exclusive in that field. We continue to use the licensed patents and technology in the fields of education and speech and language therapy, and retain all rights to our technology outside of the health field. We also agreed with PSC that we would license one another certain patents that may be issued in the future, on which royalties would be paid, and that we would provide PSC certain technology transfer, hosting and support services.

PSC is a start-up company located in San Francisco that develops, markets, and sells software-based products for healthcare markets based on neuroplasticity research. PSC’s first products focus on issues that commonly arise as a result of aging. Dr. Michael M. Merzenich, who is a founder, director, significant stockholder and former officer of our company, is also a founder, director, significant shareholder and officer of PSC.

The terms of the transaction were determined through arms’ length negotiations between PSC and us, in which Dr. Merzenich did not participate. We received an initial payment of $500,000 and will be entitled to a 2% to 4% royalty on future products of PSC that use the licensed technology. We were also issued 1,772,727 shares of Series A Preferred Stock in PSC. In 2004 and 2005, we received $50,000 from PSC in payment of the minimum annual royalty. Because PSC is a start-up venture the shares of which are not actively traded, in our financial statements we have assigned a value of zero to the NSC shares we received.

University Licensing

Under our license with The Regents of the University of California, we are obligated to make payments to The Regents in exchange for a license to commercially develop and sell products that make use of rights under patent applications filed by Drs. Tallal, Merzenich, Jenkins and Miller, among others, and subsequently assigned to The Regents and Rutgers, the State University of New Jersey. Eleven U.S. and three foreign patents issuing from these applications have been granted by the United States Patent and Trademark Office and additional foreign applications are pending. Drs. Tallal and Merzenich are members of our Board, and Drs. Jenkins and Miller are senior vice presidents with us. During 2005, we expensed an aggregate of approximately $1,082,000 for royalty payments under the license. Royalties are calculated based on a percentage of sales of covered products. In 2006, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000. Pursuant to the patent policies of The Regents and Rutgers, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2005, the inventors received these payments from their universities in

27.

the following approximate amounts: Dr. Tallal, $87,588; Dr. Merzenich, $114,646; Dr. Jenkins, $81,208; and Dr. Miller, $29,196. The amount of any future university distributions to the inventors is indeterminable at this time because these figures are tied to our future performance; however, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Officer Loans

In April 2001, the Company made loans in an aggregate principal amount of $3,114,383 to Dr. Miller and to Ms. Bolton, Mr. Mattson, and Mr. Mills, three former officers of the Company, for the purpose of assisting them in paying substantial income tax liabilities resulting from alternative minimum tax imposed on their exercise of Company stock options in 2000. Each loan was a full recourse loan, initially secured by a number of shares of the Company’s stock held by the officer equal to the lesser of (1) the principal amount of the loan divided by the average closing price of the Company’s stock for the 30 trading days preceding January 3, 2001, which was $4.4875, or (2) the total amount of Company stock held by the borrowing officer on the date of the note evidencing the loan. Each officer had the right to withdraw shares from the security interest to the extent that the fair market value of the collateral pledged exceeded 120% of the principal, but no officer had the obligation to pledge additional shares or to return withdrawn shares if the value of the collateral pledged fell below the loan amount. The number of shares pledged by each officer was: Dr. Miller, 323,120 shares; Ms. Bolton, 260,785 shares; Mr. Mattson, 52,591 shares, and Mr. Mills, 6,325 shares. The loans carried an annual interest rate of 4.94%. All principal and accrued interest was due December 31, 2005. At March 20, 2006 all amounts due under such loans had been paid.

Stock Transactions Involving Warburg Pincus

In November 2001, the Company completed the sale of 4,000,000 shares of our common stock to Warburg, Pincus Ventures at a purchase price of $1.25 per share, and an aggregate purchase price of $5,000,000. The transaction was completed as a private placement. In connection with the sale, the Company’s Registration Rights Agreement was further amended to include the shares sold in the transaction as Registrable Securities under that Agreement. Accordingly, the Company may be required to register such shares for resale in the future.

The former holders of our Series B, C and D preferred stock, which include Warburg, Pincus Ventures, our largest stockholder, are entitled to registration rights with respect to the common stock issued upon conversion of the Series B, C or D preferred stock.

In connection with the issuance of Series B preferred stock and warrants to purchase Series C preferred stock, we entered into an agreement that requires us, as long as Warburg, Pincus Ventures owns at least 10% of the outstanding common stock, to nominate and use our best efforts to elect one (if its percentage ownership is at or above 10% but below 20%) or two (if its percentage ownership is at or above 20%) individuals designated by Warburg, Pincus Ventures for election to the Board or Directors.

Please see the “Employment Agreement” section above for details of additional transactions with Mr. Bowen.

The Company has entered into indemnity agreements with each of its directors and executive officers. The Company’s certificate of incorporation and bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

The Company believes that the foregoing transactions were in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the disinterested members of the Board and/or by the Audit Committee of the Board. All future related-party transactions will be approved by the Audit Committee of the Board.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Linda L. Carloni

Linda L. Carloni

Secretary

May 3, 2006

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is being provided to shareholders with this Proxy Statement. The Company will furnish any of the Exhibits to the Report on Form 10-K free of charge to any shareholder upon request to Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

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THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SCIENTIFIC LEARNING CORPORATION

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2006.

THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS OF THE COMPANY

RECOMMEND A VOTE FOR ALL PROPOSALS, INCLUDING ALL NOMINEES LISTED.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

IN THE ENCLOSED ENVELOPE.

-- FOLD AND DETACH HERE AND READ THE REVERSE SIDE --

SCIENTIFIC LEARNING CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL PROPOSALS.			Please mark your votes like this:

1. ELECTION OF DIRECTORS Nominees: Ajit M. Dalvi Carleton A. Holstrom Paula A. Tallal	FOR ALL WITHHOLD authority as to ALL	2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2006	FOR AGAINST ABSTAIN

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.		3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:
PROXYNUMBER:
ACCOUNT NUMBER:

Signature: ________________________________Signature: ________________________________Date:_________

Please sign exactly as your name appears hereon. If the shares are held by joint owners, both should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a signer is a partnership, please sign in partnership name by authorized person.

-- FOLD AND DETACH HERE AND READ THE REVERSE SIDE --

Annual Meeting of Stockholders June 6, 2006

By signing the other side, the signatory appoints Robert C. Bowen and Jane A. Freeman, and each of them, as attorneys and proxies of the signatory, with full power of substitution, to vote all of the shares of stock of Scientific Learning Corporation which the signatory is entitled to vote at the Annual Meeting of Stockholders to be held on June 6, 2006 at 10:00 a.m. local time, and at any adjournments, postponements and continuations thereof, with all power that the signatory would possess if personally present, upon the matters listed on the other side as instructed on the other side, with discretionary authority as to all other matters that may properly come before the meeting.

TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE